Exhibit 99.1

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 17, 2022 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.091662 per unit, payable on July 15, 2022, to unit holders of record on June 30, 2022.

This month’s distribution increased from the previous month as the result of primarily an increase in the pricing received for the current month from both the Texas Royalty Properties and now the Waddell Ranch properties during the month of April. This month marks the second contribution from Blackbeard relating to the Waddell Ranch properties. Previously, only the Texas Royalty Properties were contributing to the monthly distribution.

WADDELL RANCH

In reporting April production of the Underlying Properties for this month’s press release, production for oil volumes was 181,207 (gross) and was priced at about $103.74 per bbl. Production for gas volumes (including gas liquids) was 475,410 Mcf (gross) and was priced at about $5.61 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $20,324,483 (gross) for April. Lease Operating Expenses were $4,204,819 (gross) and Capital Expenditures were $12,316,557 (gross) for April, netting to the Net Profit Interest (NPI) of $3,803,108. This would put the Trust’s proceeds of 75% as a positive $2,852,331 (net) for the month of April, to contribute to this month’s distribution. Given that if current oil and gas pricing continues, Waddell Ranch could continue to contribute to the distribution in the foreseeable future.

First sales received for the month of April 2022 wells were as follows: (all net to the Trust), 4.1 new drill wells, including 1.1 horizontal well, 3.8 recompleted wells. Waiting on completion, as of 4/30/2022, were 3.8 drill wells, including 1.1 horizontal well and 4.9 recompletion wells. Also, 1 well plugged and abandoned was completed.

Blackbeard has advised the Trustee of the projected 2022 capital expenditure budget for the Waddell Ranch Properties to be an estimated $92 million (net to the Trust) with a projected about 47 new drill wells and 45 recompletions along with about 19 plug and abandoned wells. Of the new drill wells, about 13 will be horizontal drills and about 34 vertical drill wells.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 14,412 barrels of oil and 9,573 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 13,030 barrels of oil and 8,636 Mcf of gas. The average price for oil was $108.42 per bbl and for gas was $13.76 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,694,200. Deducted from these were taxes of $122,848 resulting in a Net Profit of $1,571,353 for the month of April. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,492,785 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	181,207	475,410	135,905	356,558	*	$103.74	$5.61	**
Texas Royalties	14,412	9,573	13,030	8,636	*	$108.42	$13.76	**
Prior Month
Waddell Ranch	167,065	451,967	125,299	338,975	*	$108.35	$7.37	**
Texas Royalties	17,501	8,790	15,892	7,973	*	$101.38	$12.98	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $73,654 resulting in a distribution of $4,272,280 to 46,608,796 units outstanding, or $0.091662 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2022, attributable to the Trust from the properties appraised are approximately 6.6 million barrels of oil and 11.3 billion cubic feet of gas with a future net value of approximately $465,149,000 with a discounted value of $259,855,000.

With the estimated quantities of this year’s reserve estimate of 6.6 million barrels of oil and 11.3 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 31, 2021 and is available to all unitholders at this time on the SEC website.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary is now available on Permian’s website.    Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839